Exhibit 99.1

The unaudited pro forma balance sheet has been filed in order to show compliance with the Nasdaq requirement that the Company maintain a minimum stockholders’ equity of $2.5 million for continued listing.

The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the pro forma balance sheet set forth below. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the pro forma balance sheet set forth below.

	June 30, 2025	Proforma Adjustments	Proforma
	(Unaudited) (in thousands)
Assets
Current assets:
Cash	$2,233	$1,646	$3,879
Investments	4,646	—	4,646
Grant receivable	1,021	-1,021	—
Notes receivable	1,314	—	1,314

Current Assets	9,214	625	9,839
Property and equipment, net	289	—	289
Operating lease right-of-use assets	29	—	29
Other assets	45	—	45
Intangible assets, net	401	—	401
Equity-based investments	375	—	375

Total Assets	$10,350	$625	$10,975

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$6,359	$470	$6,829
Operating lease liability	30	—	30
Deferred revenues, current	927	—	927

Total current liabilities	7,316	470	7,786
Stockholder’s equity:
Preferred stock, $0.001 par value,	—	—	—
Common stock, $0.001 par value	92	—	92
Treasury stock	(500)	—	(500)
Additional paid-in capital	509,171	890	510,061
Accumulated deficit	(505,729)	(735)	(506,464)

Total stockholder’s equity	3,034	155	3,189

Total Liabilities and Stockholder’s Equity	$10,350	$625	$10,975